Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 13, 2014, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Ellie Mae, Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ellie Mae, Inc. on Forms S-3 (File No. 333-181980, effective June 7, 2012 and as amended June 20, 2012) and on Forms S-8 (File No. 333-174460, effective May 25, 2011, File No. 333-179318, effective February 2, 2012, File No. 333-186213, effective January 25, 2013, and File No. 333-193831, effective February 7, 2014).

/s/ GRANT THORNTON LLP
San Francisco, California
March 13, 2014